Calculation of Filing Fee Tables
S-3
Booking Holdings Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.250% Senior Notes due 2032	457(r)	633,960,000		$ 630,276,692.40	0.0001531	$ 96,495.36
Fees to be Paid	2	Debt	3.750% Senior Notes due 2037	457(r)	528,300,000		$ 528,194,340.00	0.0001531	$ 80,866.55
Fees to be Paid	3	Debt	3.875% Senior Notes due 2045	457(r)	739,620,000		$ 728,651,435.40	0.0001531	$ 111,556.53
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,887,122,467.80		$ 288,918.44
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 288,918.44
Offering Note
[1]	The U.S. dollar equivalent of the amount registered has been calculated using the Euro/U.S. dollar exchange rate of EUR1/U.S. $1.0566 as reported by Bloomberg L.P. as of 9:00 a.m., New York time, on November 18, 2024.

[2]	The U.S. dollar equivalent of the amount registered has been calculated using the Euro/U.S. dollar exchange rate of EUR1/U.S. $1.0566 as reported by Bloomberg L.P. as of 9:00 a.m., New York time, on November 18, 2024.

[3]	The U.S. dollar equivalent of the amount registered has been calculated using the Euro/U.S. dollar exchange rate of EUR1/U.S. $1.0566 as reported by Bloomberg L.P. as of 9:00 a.m., New York time, on November 18, 2024.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,887,122,467.80. The prospectus is a final prospectus for the related offering.